April 29, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Nuveen Equity
Long/Short Fund and Nuveen Growth Fund (each a series of Nuveen Investment Trust II) (copy attached), which we understand will be filed with the Commission, pursuant to Item 77K of Form N-SAR, as part of the Funds Form N-SAR report dated April 29, 2014. We agree with the statements concerning our Firm in such Form N-SAR.


Very truly yours,


/s/PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
Chicago, Illinois
April 29, 2014